Exhibit

RESOLUTIONS OF BOARD OF DIRECTORS
OF
EAST COAST DIVERSIFIED CORPORATION

At a meeting duly called and held on April 2, 2010, held telephonically, at which meeting the following directors were present Aaron Goldstein and Frank Rovito, the directors of East Coast Diversified Corporation, a Nevada corporation (the "Corporation"), the following resolutions were duly adopted unanimously by the Board of Directors of the Corporation:

RESOLVED, that the Corporation authorizes the appointment of the following persons to its Board of Directors: Kayode Aladesuyi, Frank Russo, Anis Sherali, Edward Eppel and Ted Ruhly.

FURTHER RESOLVED, that the Corporation issue instructions to its transfer agent to accept instructions from the officer(s) of the Corporation designated by the newly appointed directors.

FURTHER RESOLVED, that the Corporation execute such other and further documents as may be required to effect the above resolutions.

The undersigned, constituting the Board of Directors of the Corporation, approve each of the above resolutions.

Aaron Goldstein	Frank Rovito
Director	Director

April 2, 2010

To the Board of Directors of East Coast Diversified Corporation

Effective immediately, the undersigned hereby resigns as an officer and director of the Corporation.

Aaron Goldstein